Exhibit No: 8.2

[LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT LLP]

April 23, 2013

Barclays Bank PLC
1 Churchill Place
London E14 5HP, England

Ladies and Gentlemen:

As special tax counsel to Barclays Bank PLC (the “Company”) in connection with the registration of an unspecified aggregate initial offering price or number of the debt securities to be issued (on a delayed and continuous basis) by the Company (the “Notes”), pursuant to the base prospectus dated August 31, 2010 (“Base Prospectus”), prospectus supplements (“Prospectus Supplement”), free writing prospectuses (“FWP”) and pricing supplements (“Pricing Supplement” and together with the Base Prospectus, Prospectus Supplement and FWP, the “Prospectus”) that forms a part of the registration statement on Form F-3 (Registration No. 333-169119) of the Company filed with the Securities and Exchange Commission (the “Commission”) on August 31, 2010 (the “Registration Statement”) to which this opinion is filed as an exhibit, we hereby confirm to you that the discussions that refer to our name set forth under the headings “Certain U.S. Federal Income Tax Considerations” and “United States Federal Income Tax Treatment” contained in certain FWPs and certain Pricing Supplements, where applicable, relating to the Notes constitute our opinion, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to us, in our capacity as special tax counsel to the Company, or to any opinion of ours delivered in that capacity in an FWP or Pricing Supplement relating to the offer and sale of any Notes prepared and filed by the Company with the Commission on this date or a future date.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP

Cadwalader, Wickersham & Taft LLP